Exhibit 99.1
Kaiser Aluminum Corporation Reports
Second Quarter and First Half 2016 Financial Results

Second Quarter 2016 Highlights:

•	Net Sales $335 Million; Value Added Revenue $206 Million

•	Net Income $26 Million; Adjusted EBITDA $55 Million; Adjusted EBITDA Margin 27%

•	Solid Demand for Aerospace/High Strength, Automotive and General Engineering Applications

•	Favorable Mix and Pricing Including Benefits from Low Contained Metal Costs

•	Continued Improvement in Underlying Manufacturing Cost Efficiency

FOOTHILL RANCH, Calif., July 20, 2016 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced second quarter 2016 results, reporting net income of $26 million, or $1.43 earnings per diluted share, compared to net income and earnings per diluted share of $20 million and $1.11, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $19 million, or $1.02 per diluted share, for the second quarter 2016, compared to adjusted net income of $23.1 million, or $1.27 per diluted share, for the second quarter 2015. Reported and as adjusted second quarter 2016 results included approximately $11 million of additional pre-tax expense associated with the early retirement of the Company’s 8.25% unsecured senior notes, resulting in a $0.38 after tax impact on earnings per diluted share.

For the first half 2016, the Company reported net income of $52 million, or $2.87 earnings per diluted share, compared to a net loss of $272 million, or a $15.78 loss per diluted share in the prior year period. The net loss reported in the prior year period reflected a $308 million after-tax, non-cash, non-run-rate charge associated with the termination of defined benefit accounting and removal of the assets and liabilities related to the ongoing union voluntary employee beneficiary association ("Union VEBA") from the Company's consolidated balance sheet. Excluding the impact of non-run-rate items, adjusted net income was $46 million, or $2.52 earnings per diluted share, for the first half 2016 compared to adjusted net income of $41 million, or $2.27 earnings per diluted share, for the prior year period. As previously noted, first half 2016 results also reflected the expense related to the second quarter redemption of the Company’s 8.25% senior notes.

Net sales of $335 million in the second quarter 2016 decreased from $367 million in the prior year period. For the first half 2016, net sales were $678 million, down from $739 million in the first half 2015. The decrease in net sales for the second quarter and first half 2016 primarily reflects the impact of significantly lower underlying metal costs compared to the comparable periods of 2015.

Value added revenue (net sales less the hedged cost of alloyed metal) of $206 million in the second quarter 2016 increased slightly compared to a strong second quarter 2015. For the first half 2016, value added revenue was $417 million, up 4% from $401 million in the prior year period. Value added revenue for the quarter and first half 2016 reflected solid demand across end market applications, favorable mix and pricing, including benefits from low contained metal costs on certain higher value added products.

Adjusted consolidated EBITDA was $55 million, or 27% of value added revenue, for the second quarter 2016, compared to $52 million, or 26% of value added revenue, for the prior year period. The increase in adjusted consolidated EBITDA reflected a $7 million favorable sales impact and continued improvement in underlying manufacturing cost efficiency, partially offset by higher overhead and benefits costs in the quarter.

For the first half 2016, adjusted consolidated EBITDA increased approximately $12 million to $110 million compared to the first half 2015, reflecting a favorable sales impact of $20 million and approximately $4 million of underlying manufacturing cost efficiencies partially offset by $12 million higher overhead and benefits costs. Adjusted consolidated EBITDA as a percentage of value added revenue in the first half 2016 increased to 26% compared to 25% for the prior year period.

Summary

"Our strong results for the second quarter and first half 2016 reflect solid demand and sales margins,” said Jack A. Hockema, CEO and Chairman. "The improved sales margins reflect price increases implemented in the second half 2015 as well as benefits from low contained metal costs.

“We also continued to benefit from improved underlying manufacturing cost efficiency during the period. Our Spokane, Washington ("Trentwood") facility continues to derive greater efficiency and throughput from investments in the Phase 5 expansion and new casting complex, and we expect to extract additional benefit from these investments as we further enhance production processes. In addition, our automotive focused facilities are acclimating to the sales growth surge over the past two years while underlying cost efficiency continues to improve.

“The $150 million multi-year capital investment program at our Trentwood facility is progressing as planned. We anticipate the first phase of incremental cost efficiency and capacity will come on line in early 2018,” said Mr. Hockema.

Second Quarter and First Half 2016 Consolidated Results
(Unaudited)*
(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly			Six Months
	2Q16	1Q16	2Q15	1H16	1H15

Shipments (millions of lbs)	155	159	160	314	318

Net Sales	$335	$343	$367	$678	$739
Less hedged cost of alloyed metal[1]	$(129)	$(133)	$(164)	$(262)	$(338)
Value added revenue	$206	$211	$203	$417	$401

Realized price per pound ($/lb)
Net sales	$2.16	$2.15	$2.30	$2.16	$2.33
Less hedged cost of alloyed metal	$(0.83)	$(0.83)	$(1.03)	$(0.83)	$(1.07)
Value added revenue	$1.33	$1.32	$1.27	$1.33	$1.26

Adjusted[2]
Operating income	$46	$47	$44	$92	$82
EBITDA[3]	$55	$55	$52	$110	$98
EBITDA margin[4]	26.6%	26.2%	25.8%	26.4%	24.5%
Net income	$19	$28	$23	$46	$41
EPS, diluted[5]	$1.02	$1.51	$1.27	$2.52	$2.27

As reported
Operating income (loss)	$58	$45	$37	$103	$(422)
Net income (loss)	$26	$26	$20	$52	$(272)
EPS, diluted[5]	$1.43	$1.44	$1.11	$2.87	$(15.78)

[1] Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2] Adjusted numbers exclude non-run-rate items (for all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures).
[3] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[4] Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.
[5] Diluted shares for EPS calculated using treasury method.

*Please refer to GAAP financial statements.
Totals may not sum due to rounding.

Consolidated operating income excluding the impact of approximately $12 million of non-run-rate items was $46 million in the second quarter 2016, up slightly compared to the prior year quarter of $44 million. For the first half 2016 the Company reported consolidated operating income adjusted for non-run-rate items of $92 million, an increase of approximately $10 million compared to the prior year period, primarily reflecting the impact of variable sales mix and margins and improving manufacturing cost efficiencies, partially offset by higher overhead and benefits costs and higher depreciation expense.

Consolidated operating income in the second quarter 2016 was $58 million compared to $37 million in the prior year period. For the first half 2016, consolidated operating income was $103 million compared to a consolidated operating loss of $422 million in the prior year period. Included in the first half 2016 non-run-rate items was a $5 million lower-of-cost-or market inventory adjustment due to the decline in net realizable value during the period. The operating loss reported in the prior year period reflected approximately $504 million of non-run-rate losses primarily due to the removal of the Union VEBA assets and associated liabilities.

Cash Flow and Balance Sheet

During the second quarter, the Company took advantage of favorable market conditions by issuing $375 million, 5.875% unsecured senior notes due in May 2024. The Company subsequently utilized net proceeds to redeem the remaining principal amount of the 8.25% unsecured senior notes due in June 2020, paying $198 million of principal and an $8 million call premium.

Capital spending during the first half 2016 was approximately $42 million as the Company continues to invest to support growth in automotive extrusions and to further advance cost efficiency and product quality at its Trentwood facility in addition to normal sustaining capital investments. The Company also continued to return cash to shareholders of approximately $25 million in the first half 2016 through quarterly dividends and share repurchases.

As of June 30, 2016, total cash and cash equivalents and short-term investments were approximately $267 million and borrowing availability under the Company's Revolving Credit Facility was approximately $280 million.

2016 Outlook

“As we look to the second half 2016, we anticipate normal seasonal demand weakness, and for general engineering plate, import pressure is expected to negatively impact sales prices and margins. In addition, we have significant major maintenance expense planned for the third quarter which we anticipate to be approximately $5-$6 million higher than the first half 2016 run-rate,” said Mr. Hockema.

“For the full year, we are modifying our value added revenue outlook for aerospace and high strength applications to reflect slightly higher than 5% year-over-year growth based upon stronger than anticipated demand for our aerospace and high strength applications. In addition, we are reducing our outlook for year-over-year value added revenue growth in automotive extrusions from 10% to approximately 6% as one program terminated sooner than anticipated and another program is ramping up at a slower than expected pace. The revision to our 2016 outlook for automotive extrusions does not change our longer-term outlook for continued demand growth in aluminum extrusion content in vehicles for our served market segments.

“Overall, our full year outlook remains unchanged. We reiterate our outlook for value added revenue growth of 3%-5% year-over-year with improvement in adjusted EBITDA and EBITDA margin driven by sales growth and continued improvement in manufacturing efficiencies,” concluded Mr. Hockema.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, July 21, 2016, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss second quarter and first half 2016 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (888) 427-9419, and accessed internationally at (719) 457-1035. A link to the simultaneous webcast can be accessed on the Company's website at
http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company's website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management's current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) the continuation of strong secular demand growth for the Company’s aerospace and automotive applications and improvement in the Company’s manufacturing efficiencies; (b) the ability of the Company to identify and successfully execute strategic capital investments to facilitate growth in the Company’s results; (c) the Company’s inability to achieve the level of shipments, profitable sales growth, capacity and capability expansions, manufacturing cost efficiencies, increasing operating leverage, productivity improvements, product quality enhancements or other benefits anticipated by management, including those anticipated from the Company’s strategic investments; (d) demand drivers and the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and growing demand for its products driven by higher airframe build rates, larger airframes and the continued conversion to monolithic designs; (e) the Company’s ability to successfully execute planned preventive maintenance projects and sustaining capital investments; (f) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company's ability to flex production consistent with changing demand levels; (g) the Company's ability to realize manufacturing throughput gains and efficiencies, identify and successfully implement continuous improvement initiatives, and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing cost efficiencies and product and manufacturing platform expansions as planned and by targeted completion dates; (h) the impact of the Company's future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Company's common stock and any decision by the Company's board of directors in regard to either; (i) the completion of the review of the financial statements as of and for the quarter and six-month period ended June 30, 2016; and (j) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2015 and Form 10-Q for the quarter ended June 30, 2016. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (LOSS) (UNAUDITED)(1)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(In millions of dollars, except share and per share amounts)
Net sales	$334.9	$367.2	$678.1	$738.9
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation and amortization and other items	250.4	294.8	512.4	597.1
Lower of cost or market inventory write-down	—	—	4.9	—
Unrealized (gain) loss on derivative instruments	(10.9)	1.5	(14.9)	6.0
Depreciation and amortization	9.0	8.1	17.7	16.1
Selling, general, administrative, research and development:
Selling, general, administrative, research and development	27.5	23.6	53.6	46.3
Net periodic postretirement benefit cost relating to Salaried VEBA	0.9	0.6	1.7	1.2
Loss (gain) on removal of Union VEBA net assets	—	1.6	(0.1)	493.8
Total selling, general, administrative, research and development	28.4	25.8	55.2	541.3
Other operating charges, net	0.1	—	0.1	—
Total costs and expenses	277.0	330.2	575.4	1,160.5
Operating income (loss)	57.9	37.0	102.7	(421.6)
Other (expense) income:
Interest expense	(5.5)	(5.2)	(9.2)	(15.0)
Other (expense) income, net	(10.7)	0.4	(10.4)	0.8
Income (loss) before income taxes	41.7	32.2	83.1	(435.8)
Income tax (provision) benefit	(15.7)	(12.0)	(30.8)	163.8
Net income (loss)	$26.0	$20.2	$52.3	$(272.0)

Net income (loss) per common share:
Basic	$1.45	$1.19	$2.92	$(15.78)
Diluted[2]	$1.43	$1.11	$2.87	$(15.78)
Weighted-average number of common shares outstanding (in thousands):
Basic	17,871	17,006	17,867	17,233
Diluted[2]	18,194	18,192	18,194	17,233

Dividends declared per common share	$0.45	$0.40	$0.90	$0.80

[1]	Please refer to the Company's Form 10-Q for the quarter ended June 30, 2016 for detail regarding the items in the table.

[2]	Diluted shares are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)(1)

	June 30, 2016	December 31, 2015
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$195.3	$72.5
Short-term investments	72.0	30.0
Receivables:
Trade receivables – net	134.6	116.7
Other	8.2	6.1
Inventories	217.5	219.6
Prepaid expenses and other current assets	12.8	56.7
Total current assets	640.4	501.6
Property, plant and equipment – net	512.7	495.4
Deferred tax assets – net	180.9	163.3
Intangible assets – net	29.7	30.5
Goodwill	37.2	37.2
Other assets	20.7	19.6
Total	$1,421.6	$1,247.6
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$72.3	$76.7
Accrued salaries, wages and related expenses	36.4	39.8
Other accrued liabilities	44.2	52.7
Short-term capital leases	0.1	0.1
Total current liabilities	153.0	169.3
Net liabilities of Salaried VEBA	18.5	19.0
Deferred tax liabilities	2.2	2.1
Long-term liabilities	71.4	87.5
Long-term debt	368.2	194.6
Total liabilities	613.3	472.5
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both June 30, 2016 and December 31, 2015; no shares were issued and outstanding at June 30, 2016 and December 31, 2015	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both June 30, 2016 and at December 31, 2015; 22,331,071 shares issued and 17,984,605 shares outstanding at June 30, 2016; 22,291,180 shares issued and 18,053,747 shares outstanding at December 31, 2015	0.2	0.2
Additional paid in capital	1,041.2	1,037.3
Retained earnings	51.9	15.8
Treasury stock, at cost, 4,346,466 shares at June 30, 2016 and 4,237,433 shares at December 31, 2015, respectively	(255.1)	(246.5)
Accumulated other comprehensive loss	(29.9)	(31.7)
Total stockholders' equity	808.3	775.1
Total	$1,421.6	$1,247.6

[1]	Please refer to the Company's Form 10-Q for the quarter ended June 30, 2016 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)
(In millions of dollars, except share and per share amounts)

	Quarterly
	2Q16	1Q16	4Q15	3Q15	2Q15	1Q15

GAAP net income (loss)	$26.0	$26.3	$13.3	$22.1	$20.2	$(292.2)
Interest expense	(5.5)	(3.7)	(4.2)	(4.9)	(5.2)	(9.8)
Other income (expense), net	(10.7)	0.3	(1.7)	(0.9)	0.4	0.4
Income tax (provision) benefit	(15.7)	(15.1)	(16.0)	(12.6)	(12.0)	175.8
GAAP operating income (loss)	57.9	44.8	35.2	40.5	37.0	(458.6)
Mark-to-market (gains) losses	(10.9)	(4.0)	(4.3)	1.7	1.5	4.5
Union VEBA related NRR (gains) losses [1]	—	(0.1)	2.5	(2.9)	1.6	492.2
Other operating NRR (gains) losses [2,3]	(1.2)	5.9	(2.1)	(2.3)	4.2	(0.2)
Operating income, excluding operating NRR items	45.8	46.6	31.3	37.0	44.3	37.9
Depreciation and Amortization	9.0	8.7	8.2	8.1	8.1	8.0
Adjusted EBITDA [4]	$54.8	$55.3	$39.5	$45.1	$52.4	$45.9

GAAP net income (loss)	$26.0	$26.3	$13.3	$22.1	$20.2	$(292.2)
Operating NRR Items	(12.1)	1.8	(3.9)	(3.5)	7.3	496.5
Tax impact of above NRR Items	4.6	(0.6)	(0.4)	1.5	(2.6)	(184.5)
NRR tax (benefit) charge	—	—	1.8	(0.7)	(1.8)	(1.5)
Adjusted net income	$18.5	$27.5	$10.8	$19.4	$23.1	$18.3

GAAP earnings (losses) per diluted share [5]	$1.43	$1.44	$0.73	$1.21	$1.11	$(16.85)
Adjusted earnings per diluted share [5]	$1.02	$1.51	$0.60	$1.07	$1.27	$1.01

[1] Includes net periodic gains, effect of terminating the defined benefit accounting for the Union VEBA, and related accrual adjustments.
[2] Other operating non-run-rate items primarily represent the impact of non-cash net periodic benefit cost (income) related to the salaried VEBA, adjustments to plant-level LIFO, lower of cost or market, environmental expenses, and workers' compensation cost (benefit) due to discounting.

3 NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[4] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[5] Diluted shares for EPS calculated using treasury method.